Exhibit 99.1

For: Contact:	Authentidate Holding Corp. Todd Fromer / Michael Cimini KCSA Worldwide (212) 896-1215 / (212) 896-1233 tfromer@kcsa.com / mcimini@kcsa.com

Authentidate Holding Corp. Announces Fiscal 2006

Third Quarter Results

Security Software Solutions Revenue Increases 40%

BERKELEY HEIGHTS, N.J., May 10, 2006 – Authentidate Holding Corp. (Nasdaq: ADAT) a worldwide provider of secure enterprise workflow management solutions, today announced financial results for the fiscal 2006 third quarter ended March 31, 2006.

Total revenue for the quarter was approximately $4,408,000 versus $4,360,000 for the third quarter in 2005. Revenue in the company’s core Security Software Solutions segment increased 40% to $1,266,000 for the third quarter of 2006 compared to $905,000 in the year-earlier period.

This gain was offset by decreases in the Document Management Solutions segment, which reported sales of $1,488,000 for the third quarter of 2006 versus $1,650,000 for the same period in 2005, and in the Systems Integration segment, which reported sales of $1,654,000 versus $ $1,805,000 for the same period last year, reflecting, in part, a shift away from lower margin hardware sales, and lower partner sales.

Net loss for the third quarter was $4,601,000, or $0.13 per diluted share, compared to a net loss of $2,960,000, or $0.09 per diluted share, in 2005. The net loss for the third quarter of 2006 includes the effect of a new accounting requirement for the expensing of stock options totaling $525,000, or $0.01 per diluted share, and incremental expense items including severance and litigation settlement accruals totaling $978,000, or $0.03 per diluted share, which were not included in the 2005 results.

As of March 31, 2006, the company’s cash and marketable securities totaled $49,797,000. Total deferred revenue at the end of the fiscal 2006 third quarter was $2,158,000.

Suren Pai, Chief Executive Officer of Authentidate, said, “Our results reflect steady progress in the transition of our business from an infrastructure provider to an applications provider focused on solutions that solve business problems for our customers. We achieved 40% revenue growth in our Security Software Solutions Segment for the quarter and continued to make strategic investments in our business, including the recent addition of a new chief financial officer and vice president of sales. With these appointments, we have completed the recruitment of an entirely new senior management team since I joined the company in November 2004.”

Pai concluded, “We remain focused on increasing market adoption of our scalable solutions by targeting heavily regulated industries, initially healthcare providers, payors and suppliers. We are confident that we now have in place the right team to execute our strategy and accelerate the commercialization of our innovative technology platform.”

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure enterprise workflow management solutions that incorporate its proprietary and patent pending content authentication technology. Authentidate’s offerings include the United States Postal Service® Electronic Postmark® Service (USPS® EPM®), electronic signing solutions, and electronic forms processing solutions. Authentidate also provides secure document management solutions, and enterprise network security products and services.

The company operates its software and services businesses in three segments: the Security Software Solutions segment (including Authentidate, Inc., Trac Medical Solutions, Inc. and Authentidate International AG), the Document Management Solutions segment (Docstar Division) and the Systems Integration segment (DJS). For more information, visit the company’s website at http://www.Authentidate.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Tables follow:

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

( in thousands )

	March 31, 2006	June 30, 2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$9,097	$6,429
Restricted cash	663	142
Marketable securities	40,700	56,075
Accounts receivable, net	2,809	3,231
Prepaid expenses and other current assets	1,309	782

Total current assets	54,578	66,659
Property and equipment, net	4,051	3,879
Other assets
Software development costs, net	1,979	412
Goodwill	7,341	7,341
Other assets	1,369	1,417

Total assets	$69,318	$79,708

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,414	$4,077
Deferred revenue	1,913	2,059
Other current liabilities	559	517

Total current liabilities	6,886	6,653
Long-term deferred revenue	245	446
Other long-term accrued liabilities	—	247

Total liabilities	7,131	7,346

Commitments and contingencies

Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized
Series B, 28 shares issued and outstanding at March 31, 2006 and June 30, 2005	3	3
Common stock, $.001 par value;
75,000 shares authorized, 34,406 and 34,399 issued and outstanding at March 31, 2006 and June 30, 2005, respectively	34	34
Additional paid-in capital	162,278	160,489
Accumulated deficit	(100,056)	(88,101)
Accumulated comprehensive loss	(72)	(63)

Total shareholders’ equity	62,187	72,362

Total liabilities and shareholders’ equity	$69,318	$79,708

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Net sales
Products	$4,041	$3,987	$11,930	$11,767
Services	367	373	992	1,017

Total net sales	4,408	4,360	12,922	12,784

Cost of sales
Products	1,852	2,159	5,409	6,345
Services	126	142	407	409

Total cost of sales	1,978	2,301	5,816	6,754

Gross profit	2,430	2,059	7,106	6,030

Selling, general and administrative expenses	6,580	4,634	18,047	15,805
Product development expenses	963	855	2,560	2,156

Total operating expenses	7,543	5,489	20,607	17,961

Loss from operations	(5,113)	(3,430)	(13,501)	(11,931)

Other income
Interest and other income	513	477	1,603	1,167
Interest expense	(1)	(4)	(4)	(13)

	512	473	1,599	1,154

Loss before income taxes	(4,601)	(2,957)	(11,902)	(10,777)
Income tax (expense) benefit	—	(3)	—	(9)

Net loss	$(4,601)	$(2,960)	$(11,902)	$(10,786)

Basic and diluted loss per common share	$(0.13)	$(0.09)	$(0.35)	$(0.32)